Exhibit 99.1

Press Release
October 19, 2020

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2020 Results

FORT WAYNE, INDIANA, October 19, 2020 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2020 financial results. The company reported third quarter 2020 net sales of $2.3 billion and net income of $100 million, or $0.47 per diluted share. Excluding the impact from the following item, the company’s third quarter 2020 adjusted net income was $108 million, or $0.51 per diluted share:

▪	Costs (net of capitalized interest) associated with the construction of the company’s Sinton, Texas Flat Roll Steel Mill of approximately $11 million, or $0.04 per diluted share.

Comparatively, prior year third quarter net sales were $2.5 billion, with net income of $151 million, or $0.69 per diluted share. Sequential second quarter 2020 net sales were $2.1 billion, with net income of $75 million, or $0.36 per diluted share, which included refinancing costs of $0.08 per diluted share and costs (net of capitalized interest) related to the construction of the Texas steel mill of $0.03 per diluted share.

“The team delivered a solid performance despite the continued challenges created by the coronavirus pandemic,” said Mark D. Millett, President and Chief Executive Officer. “We continue to operate safely, provide ongoing customer support, and strengthen our capital foundation. Our spirit of excellence was once again evidenced in our strong performance. Our third quarter 2020 consolidated operating income was $156 million and adjusted EBITDA $238 million.

“The domestic steel demand recovery has been strong, with automotive representing the most meaningful improvement and construction continuing to be resilient,” continued Millett. “Flat roll steel spot prices rebounded during the third quarter, as customer inventory levels were extremely low and demand steadily improved. We expect to see continued price strength and customer demand throughout 2020 and into 2021. Our differentiated business model continues to drive best-in-class performance. Our steel mills operated at 85 percent of their production capability during the third quarter 2020, with the flat roll group achieving a rate of 99 percent. This contrasts to the domestic steel industry rate of 64 percent. Our continued market share gains coupled with support from our fabrication and steel processing businesses, reinforced our higher operating rates. In addition, our metals recycling platform provided a competitive advantage in sourcing ferrous scrap to support our steel mills.”

Third Quarter 2020 Comments

Third quarter 2020 operating income for the company’s steel operations was $144 million, or 17 percent lower than sequential second quarter results, due to metal spread compression caused by lower realized selling values in the company’s flat roll business, mostly related to lagged contract arrangements. The third quarter 2020 average external product selling price for the company’s steel operations decreased $21 sequentially to $734 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $7 sequentially to $259 per ton.

As states rescinded shelter-in-place mandates and manufacturing businesses, specifically the automotive sector, restarted, scrap flows dramatically improved in the third quarter. At the same time, domestic steel production increased, resulting in a meaningful increase in the company’s metals recycling volumes and earnings. Third quarter operating income from the company’s metals recycling operations was $15 million, compared to an operating loss of $6 million in the sequential second quarter.

The company’s steel fabrication operations achieved record quarterly operating income of $39 million, based on record quarterly shipments and metal spread expansion as average selling values improved and steel input costs declined. The steel fabrication platform’s customer order backlog remains strong and is higher than in 2018 or 2019. Customers remain positive concerning non-residential construction projects.

Year-to-Date September 30, 2020 Comparison

For the nine months ended September 30, 2020, net income was $363 million, or $1.71 per diluted share, with net sales of $7.0 billion, as compared to net income of $550 million, or $2.47 per diluted share, with net sales of $8.1 billion for the same period in 2019. Excluding the impact from the following items, the company’s nine months ended September 30, 2020 adjusted net income was $398 million, or $1.88 per diluted share:

▪	Financing costs related to the company’s June 2020 refinancing activities of approximately $25 million, or $0.08 per diluted share, and
▪	Costs (net of capitalized interest) associated with the construction of the company’s Sinton Texas Flat Roll Steel Mill of approximately $26 million, or $0.09 per diluted share.

Year-to-date 2020 net sales decreased 14 percent and operating income declined 27 percent to $588 million, when compared to the same period in 2019. Lower earnings were primarily the result of steel metal spread compression, as significantly lower average steel selling values more than offset average ferrous scrap cost reductions across the steel platform. Compared to prior year results, the average year-to-date external product selling price for the company's steel operations decreased $108 to $755 per ton. The average year-to-date ferrous scrap cost per ton melted at the company’s steel mills decreased $45 to $264 per ton. Even though year-to-date 2020 steel shipments were only one percent lower than 2019 results, the negative impact related to COVID-19 in the second quarter of 2020 contributed significantly to the year-over-year decline in earnings.

Based on the company’s differentiated business model and highly variable cost structure, the company generated strong cash flow from operations of $849 million during the first nine months of 2020, and invested $855 million in capital investments, of which the new Sinton Texas steel mill represented $640 million. During this period, the company also paid cash dividends of $157 million and repurchased $107 million of its common stock, while maintaining strong liquidity of $2.5 billion as of September 30, 2020.

Outlook

“We entered 2020 in a position of strength with ample cash and available liquidity of $2.8 billion, and we remain in a position of strength at the end of the third quarter 2020,” stated Millett. “Our differentiated business model and performance-driven culture have proven our ability to generate strong cash flow during the most challenging environments. We entered 2020 prepared for the capital investment requirements related to the construction of our new state-of-the art, electric-arc-furnace (EAF) flat roll steel mill. We are excited about this transformational strategic project, and the associated long-term value creation it will bring through geographic and value-added product diversification. This facility is designed to have product size and quality capabilities beyond that of existing EAF flat roll steel producers, competing even more effectively with the integrated steel model and foreign competition, as well as providing a much more environmentally friendly steel production alternative for our customers. Construction is going well and remains within our expected project cost of $1.9 billion, with plans to commence operations mid-year 2021.

“We have targeted specific regional steel consuming markets. Our facility is located and designed to have a meaningful competitive advantage in these regions and in the displacement of imports. We have signed long-term agreements with three customers to co-locate on our site, and they plan to represent annual steel consuming and processing capability of between 800,000 to 1.0 million tons of flat roll steel. In August, we also completed the acquisition of Zimmer, a Mexican metals recycling company, which is an important part of our raw material strategy for the facility. I would like to welcome the Zimmer team to the Steel Dynamics family!

“The domestic economy is recovering from the shock of COVID-19 although it is still difficult to know the full extent of its eventual impact. However, we are currently seeing a solid recovery in domestic steel demand,” continued Millett. “The automotive sector has seen the strongest improvement, and the construction sector has remained resilient. We are seeing pent up demand, as steel service center inventories were extremely low and still remain low compared to historical norms. Energy remains the weakest end market.

“Our commitment is to the safety of our teams, families, communities and to meet the needs of our customers. Our culture and our business model continue to positively differentiate our performance from the rest of the industry, and we are in a place of strength. We are competitively positioned and focused to deliver long-term value creation for all of our stakeholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2020 operating and financial results on Tuesday, October 20, 2020, at 10:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on October 25, 2020.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) the effects of pandemics or other health issues, such as the recent novel coronavirus outbreak (COVID-19); (3) cyclical and changing industrial demand; (4) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, energy, and other steel-consuming industries; (5) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (6) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (7) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (8) risks and uncertainties involving product and/or technology development; and (9) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2020	2019	2020	2019	June 30, 2020
Net sales	$2,330,832	$2,526,845	$7,000,237	$8,114,795	$2,094,305
Costs of goods sold	2,038,017	2,167,006	6,007,762	6,900,220	1,809,874
Gross profit	292,815	359,839	992,475	1,214,575	284,431

Selling, general and administrative expenses	118,235	107,242	340,432	324,530	109,299
Profit sharing	11,778	17,848	42,324	64,396	9,092
Amortization of intangible assets	6,946	6,704	21,327	20,730	7,190
Operating income	155,856	228,045	588,392	804,919	158,850

Interest expense, net of capitalized interest	18,950	31,339	74,671	94,782	27,702
Other expense (income), net	3,546	(4,545)	29,060	(15,137)	28,103
Income before income taxes	133,360	201,251	484,661	725,274	103,045

Income tax expense	29,083	48,643	110,783	171,093	24,280
Net income	104,277	152,608	373,878	554,181	78,765
Net income attributable to noncontrolling interests	(4,134)	(1,560)	(10,899)	(4,503)	(3,269)
Net income attributable to Steel Dynamics, Inc.	$100,143	$151,048	$362,979	$549,678	$75,496

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.48	$0.69	$1.72	$2.49	$0.36

Weighted average common shares outstanding	210,366	217,873	211,321	221,145	210,343

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.47	$0.69	$1.71	$2.47	$0.36

Weighted average common shares and share equivalents outstanding	211,926	219,109	212,443	222,197	211,378

Dividends declared per share	$0.25	$0.24	$0.75	$0.72	$0.25

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,267,618	$1,381,460
Short-term investments	-	262,174
Accounts receivable, net	918,842	844,336
Inventories	1,609,216	1,689,043
Other current assets	59,219	76,012
Total current assets	3,854,895	4,253,025

Property, plant and equipment, net	3,862,375	3,135,886

Intangible assets, net	306,574	327,901

Goodwill	474,520	452,915

Other assets	119,192	106,038
Total assets	$8,617,556	$8,275,765
Liabilities and Equity
Current liabilities
Accounts payable	$715,681	$513,344
Income taxes payable	827	2,014
Accrued expenses	376,891	401,984
Current maturities of long-term debt	82,229	89,356
Total current liabilities	1,175,628	1,006,698

Long-term debt	2,636,615	2,644,988

Deferred income taxes	512,503	484,169

Other liabilities	94,011	75,055
Total liabilities	4,418,757	4,210,910

Commitments and contingencies

Redeemable noncontrolling interests	155,414	143,614

Equity
Common stock	646	646
Treasury stock, at cost	(1,623,805)	(1,525,113)
Additional paid-in capital	1,200,228	1,181,012
Retained earnings	4,624,019	4,419,296
Accumulated other comprehensive income (loss)	95	(7)
Total Steel Dynamics, Inc. equity	4,201,183	4,075,834
Noncontrolling interests	(157,798)	(154,593)
Total equity	4,043,385	3,921,241
Total liabilities and equity	$8,617,556	$8,275,765

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating activities:
Net income	$104,277	$152,608	$373,878	$554,181

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	81,752	79,470	240,732	240,555
Equity-based compensation	9,486	8,841	36,850	33,229
Deferred income taxes	10,388	11,311	30,949	34,952
Other adjustments	17,237	(1,116)	21,701	(952)
Changes in certain assets and liabilities:
Accounts receivable	(58,271)	85,633	(57,991)	95,195
Inventories	(38,236)	35,479	83,790	139,889
Other assets	(3,894)	39	5,702	7,632
Accounts payable	645	1,111	121,764	(54,167)
Income taxes receivable/payable	(27,127)	6,293	33,251	19,715
Accrued expenses	55,533	64,533	(41,545)	(83,001)
Net cash provided by operating activities	151,790	444,202	849,081	987,228

Investing activities:
Purchases of property, plant and equipment	(327,647)	(154,131)	(854,898)	(293,687)
Purchases of short-term investments	-	(34,884)	(149,359)	(134,026)
Proceeds from maturities of short-term investments	69,545	79,508	411,533	293,279
Acquisition of business, net of cash and restricted cash acquired	(59,012)	(3,694)	(59,012)	(97,106)
Other investing activities	380	2,746	1,701	4,023
Net cash used in investing activities	(316,734)	(110,455)	(650,035)	(227,517)

Financing activities:
Issuance of current and long-term debt	295,814	128,230	1,611,849	374,686
Repayment of current and long-term debt	(305,911)	(119,988)	(1,645,482)	(369,134)
Dividends paid	(52,592)	(52,751)	(156,657)	(148,493)
Purchase of treasury stock	-	(114,950)	(106,529)	(292,394)
Other financing activities	(1,587)	(1,527)	(16,502)	(7,259)
Net cash used in financing activities	(64,276)	(160,986)	(313,321)	(442,594)

Increase (decrease) in cash, cash equivalents, and restricted cash	(229,220)	172,761	(114,275)	317,117
Cash, cash equivalents, and restricted cash at beginning of period	1,502,342	978,779	1,387,397	834,423
Cash, cash equivalents, and restricted cash at end of period	$1,273,122	$1,151,540	$1,273,122	$1,151,540

Supplemental disclosure information:
Cash paid for interest	$8,597	$9,115	$77,050	$71,702
Cash paid for income taxes, net	$43,900	$29,794	$45,848	$116,149

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Third Quarter		Year to Date
	2020	2019	2020	2019	1Q 2020	2Q 2020
External Net Sales
Steel	$1,696,530	$1,922,528	$5,266,263	$6,153,448	$1,941,706	$1,628,027
Fabrication	241,538	246,078	677,724	715,982	220,936	215,250
Metals Recycling	272,463	280,908	720,902	955,145	291,856	156,583
Other	120,301	77,331	335,348	290,220	120,602	94,445
Consolidated Net Sales	$2,330,832	$2,526,845	$7,000,237	$8,114,795	$2,575,100	$2,094,305
Operating Income
Steel	$143,573	$239,587	$608,714	$846,793	$292,746	$172,395
Fabrication	39,272	35,321	95,672	86,690	29,204	27,196
Metals Recycling	15,467	2,894	17,875	33,466	8,326	(5,918)
Operations	198,312	277,802	722,261	966,949	330,276	193,673

Non-cash amortization of intangible assets	(6,946)	(6,704)	(21,327)	(20,730)	(7,191)	(7,190)
Profit sharing expense	(11,778)	(17,848)	(42,324)	(64,396)	(21,454)	(9,092)
Non-segment operations	(23,732)	(25,205)	(70,218)	(76,904)	(27,945)	(18,541)
Consolidated Operating Income	$155,856	$228,045	$588,392	$804,919	$273,686	$158,850
Adjusted EBITDA
Net income	$104,277	$152,608	$373,878	$554,181	$190,836	$78,765
Income taxes	29,083	48,643	110,783	171,093	57,420	24,280
Net interest expense	18,401	24,107	66,040	73,722	21,790	25,849
Depreciation	73,364	71,456	215,213	215,887	71,733	70,116
Amortization of intangible assets	6,946	6,704	21,327	20,730	7,191	7,190
Noncontrolling interest	(4,133)	(1,560)	(10,899)	(4,503)	(3,496)	(3,270)
EBITDA	227,938	301,958	776,342	1,031,110	345,474	202,930
Non-cash adjustments
Unrealized hedging gain	915	3,697	(555)	1,720	(1,262)	(208)
Inventory valuation	47	278	1,164	870	859	258
Equity-based compensation	9,487	8,842	29,818	28,541	10,812	9,519
Refinancing charges	-	-	4,907	-	-	4,907
Adjusted EBITDA	$238,387	$314,775	$811,676	$1,062,241	$355,883	$217,406
Other Operating Information
Steel
Average external sales price (Per ton) (a)	$734	$809	$755	$863	$774	$755
Average ferrous cost (Per ton melted) (b)	$259	$275	$264	$309	$267	$266

Flat Roll shipments
Butler and Columbus Flat Roll divisions	1,499,873	1,527,230	4,442,610	4,628,544	1,584,264	1,358,473
Steel Processing divisions (c)	460,854	427,645	1,285,672	1,181,269	405,981	418,837
Long Product shipments
Structural and Rail Division	393,519	366,306	1,228,551	1,094,582	434,882	400,150
Engineered Bar Products Division	138,948	176,564	466,135	579,082	189,801	137,386
Roanoke Bar Division	113,898	123,495	379,224	404,355	140,222	125,104
Steel of West Virginia	75,594	90,669	245,695	277,846	92,032	78,069
Total Shipments (Tons)	2,682,686	2,711,909	8,047,887	8,165,678	2,847,182	2,518,019

External Shipments (Tons) (a)	2,310,004	2,362,915	6,958,024	7,096,975	2,495,164	2,152,856

Steel Mill Production (Tons)	2,320,134	2,369,423	6,987,533	7,181,878	2,535,233	2,132,167
Metals Recycling
Nonferrous shipments (000's of pounds)	267,338	257,087	706,330	815,347	272,078	166,914
Ferrous shipments (Gross tons)	1,256,351	1,169,963	3,250,565	3,531,003	1,192,144	802,070
External ferrous shipments (Gross tons)	369,576	396,135	961,197	1,204,453	393,651	197,970
Fabrication
Average sales price (Per ton)	$1,375	$1,464	$1,365	$1,523	$1,356	$1,364
Shipments (Tons)	179,375	168,571	502,854	470,776	163,312	160,168

(a)   Represents all steel operations

(b)   Represents ferrous cost per ton melted at our six electric arc furnace steel mills

(c)   Includes Heartland, The Techs, and United Steel Supply locations